EXHIBIT 5.1

Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road
Mineola, New York 11501

May 5, 2009

Plastinum Polymer Technologies Corp.
10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

Re:  Plastinum Polymer Technologies Corp.

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by Plastinum Polymer Technologies Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on May 5, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and as may thereafter be amended (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

We do not express any opinion herein concerning any law other than (i) the Delaware General Corporation Law, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions, and (ii) the federal securities laws of the United States.

We have examined the Registration Statement covering the registration for resale of 7,772,728 shares of the Company’s Common Stock (the “Shares”), including (i) 4,772,778 shares issuable upon conversion of outstanding Convertible Promissory Notes of the Company and (ii) 3,000,000 shares issuable as dividends on outstanding shares of the Company’s Series B-1 Convertible Preferred Stock. The Shares may be sold to the public by the selling stockholders identified in the prospectus constituting a part of the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the authorization for issuance of the Shares.

For the purposes of this opinion, we have assumed that (i) no change occurs in applicable law or the pertinent facts and (ii) the provisions of “blue sky” and other securities laws that may be applicable will have been complied with to the extent required.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Westerman Ball Ederer Miller & Sharfstein, LLP

Westerman Ball Ederer Miller & Sharfstein, LLP